Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 4 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

FUND 1 INVESTMENTS, LLC

Purchase of Common Stock	25,000	5.6263	10/01/2026
Purchase of Common Stock	10,000	6.0676	10/05/2026
Purchase of Common Stock	5,000	6.2000	10/07/2026
Purchase of Common Stock	5,000	6.4737	10/09/2026
Purchase of Common Stock	5,000	6.3500	10/14/2026
Sale of Common Stock	(20,116)	6.8326	10/15/2026